                                                                  Exhibit (3)(a)

                        PRINCIPAL UNDERWRITING AGREEMENT
                                       FOR
                             VARIABLE LIFE INSURANCE



AGREEMENT made and effective as of this thirtieth day of May, 1997 by and between OHIO NATIONAL LIFE ASSURANCE CORPORATION ("ONLAC") and OHIO NATIONAL EQUITIES, INC. ("ONEQ"), both Ohio corporations.

It is hereby mutually agreed as follows:

1. ONLAC hereby appoints ONEQ as the exclusive principal underwriter of those variable universal life insurance contracts (the "contracts") issued by ONLAC that have been registered as securities under the Securities Act of 1933 (as amended) and with assets held in those of ONLAC's separate accounts that have been registered under the Investment Company Act of 1940 (as amended).

2. ONEQ shall at all times during the term of this agreement be registered as a broker-dealer under the Securities Exchange Act of 1934 (as amended) and shall be a member of the National Association of Securities Dealers, Inc. ("NASD"). ONEQ agrees to comply with the Conduct Rules of the NASD.

3. ONEQ agrees to enter into distribution agreements with other broker-dealers (the "distributors") which shall promise to use their best efforts to offer, sell and distribute the contracts through their respective registered representatives. The distributors shall be members of the NASD and the registered representatives offering the contracts shall be life insurance agents of ONLAC who have obtained all necessary licenses from any state in which a registered representative shall offer the contracts. The distribution agreements shall provide that each of the distributors shall maintain full responsibility for the training, supervision and control of its registered representatives and that each of the distributors shall be responsible for assuring that all sales of the contracts made by its registered representatives are suitable for the purchaser based on relevant financial information furnished by the purchaser to the distributor or its registered representative.

The distribution agreements shall not permit the distributors or any registered representative thereof to make any representations concerning the contracts other than those contained in the then-current prospectus or statement of additional information therefor or in supplemental literature approved by ONLAC. All variable annuity purchase payments shall be promptly forwarded by the distributor to ONLAC except to the extent that ONLAC might agree in writing to permit a distributor to forward purchase payments net of dealer concessions which latter amounts would then be subtracted from the compensation to ONEQ under section 8, below.

4. ONEQ shall reimburse ONLAC for the reasonable costs of printing reasonable quantities of prospectuses and supplemental sales literature with respect to the contracts.

5. ONLAC agrees to indemnify and hold harmless ONEQ, its directors, officers and affiliated persons against any losses, claims, damages, liabilities and expenses (including the cost of any legal fees incurred in connection therewith) which ONEQ, its directors, officers or affiliated persons may incur under any statute or regulation of the United States or any state, district or territory thereof, or at common law or otherwise, arising out of or based upon (a) any untrue statement or alleged untrue statement of a material fact contained in any registration statement for the contracts or any supplemental literature authorized by ONLAC for use in connection therewith, or (b) any omission or alleged omission to state a material fact required to be stated in a registration statement or supplemental literature necessary to make the statements therein not misleading, provided, however, that insofar as losses, claims, damages, liabilities or expenses arise out of or are based upon any such untrue statement or omission (or alleged untrue statement or omission) made in reliance upon and in conformity with information furnished to ONLAC by ONEQ for use in a registration statement or supplemental literature, the indemnification does not apply. In no case shall ONLAC indemnify ONEQ or any of its directors, officers or affiliated persons as to any amounts incurred for any liability arising out of or based upon any action for which ONEQ, its directors, officers or affiliated persons would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its or their duties or by reason of the reckless disregard of its or their obligations and duties under this agreement.

6. ONEQ agrees to indemnify and hold harmless ONLAC, its directors, officers and employees against any losses, claims, damages, liabilities and expenses (including the cost of any legal fees incurred in connection therewith) which ONLAC, its directors, officers or employees may incur under any statute or regulation of the United States or any state, district or territory thereof, or at common law or otherwise arising out of the acquisition of the contracts by any person which (a) may be based upon any wrongful act by ONEQ or any of its directors, officers or affiliated persons, or (b) may be based upon any untrue statement or alleged untrue statement of a material fact contained in a registration statement or supplemental literature, or any omission or alleged omission to state a material fact required to be stated therein as necessary to make the facts therein not misleading, provided, however, that insofar as losses, claims, damages, liabilities or expenses arise out of or are based upon any such untrue statement or omission (or alleged untrue statement or omission) made in reliance upon information furnished or confirmed in writing by ONLAC to ONEQ, the indemnification does not apply.

7. ONLAC agrees to take all actions and do all things necessary to secure and maintain the registrations and approvals of the contracts and investment companies in connection therewith by all federal and state regulatory bodies having jurisdiction.


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

8. ONLAC shall, at least quarterly, pay to ONEQ as consideration hereunder amounts computed in accordance with the Compensation Schedule appended hereto and made a part of this agreement. Any future amendments or additions to the Compensation Schedule shall not otherwise affect the remaining terms of this agreement.

9. All books and records required by any regulator to be maintained by ONEQ shall remain the property of ONEQ and shall be subject to inspection by any regulator having jurisdiction or by the NASD.

10. Upon completion of any transaction for which a confirmation is required, ONLAC shall, as agent for ONEQ for this purpose, send to the purchaser or contract owner a written confirmation reflecting the facts of the transaction.

11. This agreement shall be construed in accordance with the laws of Ohio. All transactions under this agreement shall, to the extent permitted by applicable law, be considered to have been made at the office of both parties hereto in Montgomery, Ohio.

12. This agreement may be terminated by either party on 60 days' written notice to the other party or sooner if mutually agreed by both parties.

IN WITNESS WHEREOF, ONLAC and ONEQ have caused this agreement to be executed at Montgomery, Ohio on the day and year first above written.


                              OHIO NATIONAL LIFE ASSURANCE CORPORATION



                              By:
                                  ----------------------------------------------
                                       David B. O'Maley, Chairman, President and
                                       Chief Executive Officer


                              OHIO NATIONAL EQUITIES, INC.



                              By:
                                  ----------------------------------------------
                                       John J. Palmer
                                       President and Chief Executive Officer



PrnUndw2


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

                              COMPENSATION SCHEDULE
                                       TO
                        PRINCIPAL UNDERWRITING AGREEMENT
                                       FOR
                             VARIABLE LIFE INSURANCE



Ohio National Life Assurance Corporation ("ONLAC") hereby agrees to pay Ohio National Equities, Inc. ("ONEQ") for the sale of variable universal life insurance policies at the following rates:

Tables showing the Maximum Commissionable Premium ("MCP") and the SEC Guideline Premium ("SECGP"), for each $1,000 of stated amount of insurance and at varying issue ages, are attached to and made a part of this Supplement.

(A)  FIRST YEAR COMMISSIONS

                                  VARI-VEST II
                                  ------------

For Vari-Vest II policies issued up to and including age 65, First Year Commissions shall be paid equal to 90% of the premiums received by ONLAC during the policy's first contract year up to the MCP. For issue ages after age 65, the rates of First Year Commissions on such premiums up to the MCP shall be as follows:

                         Issue
                         Ages                               Rates
                         --------                           -----
                         66 - 70                             80%
                         71 - 75                             55%
                         76 - 80                             28%

First Year Commissions shall also be paid for Vari-Vest II policies at the rate of 12% of the premiums received by ONLAC during the policy's first contract year to the extent such premiums are in excess of the MCP but not in excess of the SECGP plus 6% of such premiums in excess of the SECGP.

                          VARI-VEST IV AND VARI-VEST V
                          ----------------------------

For Vari-Vest IV policies issued up to and including age 65, and for Vari-Vest V policies at all issue ages, First Year Commissions shall be paid equal to 92.5% of the premiums received by ONLAC during the policy's first contract year up to the MCP. For Vari-Vest IV policies issued after age 65, the rates of First Year Commissions on such premiums up to the MCP shall be as follows:

                                  VARI-VEST IV
                                  ------------
                    Issue                                       Issue
                     Age            Rate                         Age            Rate
                  ---------         ----                      ---------         ----
                     66             89.0%                        73             55.4%
                     67             85.7                         74             48.7
                     68             82.3                         75             42.0
                     69             79.0                         76             37.0
                     70             75.6                         77             31.9
                     71             68.9                         78             26.9
                     72             60.5                         79             21.8
                                                                 80             16.8

First Year Commissions shall also be paid for Vari-Vest IV and Vari-Vest V policies equal to 4.5% of such premiums in excess of the MCP.

(B) RENEWAL COMMISSIONS AND SERVICE FEES. For Vari-Vest II, Vari-Vest IV and Vari-Vest V policies, Renewal Commissions and Service Fees shall be paid equal to the percentages shown in the table below of premiums received by ONLAC during the policy's second and later contract years:

                               RENEWAL COMMISSIONS
                               -------------------

                                            Renewal                     Contract
                                            Commission                  Years
                  Policy                    Rate                        (inclusive)
                  ------                    ----------                  -----------
                  Vari-Vest II                 6.0%                         2-10

                  Vari-Vest IV                 4.5                          2-10

                  Vari-Vest V                  4.5                          2-5
                                               3.0                          6-10

                                  SERVICE FEES
                                  ------------

                                            Service
                                            Fee                         Contract
                  Policy                    Rate                        Years
                  ------                    -------                     --------
                  Vari-Vest II                6.0%                      11 and later

                  Vari-Vest IV                4.5                       11 and later

                  Vari-Vest V                 3.0                       11 and later

(C) TRAIL COMMISSIONS. Trail Commissions shall be paid equal to 0.225% of the total qualified cash values (monthly average) on Vari-Vest IV policies and 0.50% of the total qualified cash values (monthly average) on Vari-Vest V policies. Qualified cash values (monthly average) are determined at the end of each calendar year and are the sum of the cash values, less loans, on each policy's monthiversary, divided


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

by the number of monthiversaries in the calendar year. Only cash values from monthiversaries after a policy's first anniversary are included.

Trail Commissions are paid annually in January for the preceding calendar year but only so long as a duly appointed registered representative who is also a licensed agent of ONLAC is servicing the policies to ONLAC's satisfaction.

(D) RIDERS. If an extra benefit rider is included in or added to the policy, the MCP and SECGP for the policy shall be increased by twelve times the minimum monthly premium for any such rider.

(E) INCREASES IN STATED AMOUNT. A portion of the premiums received after an increase in stated amount is allocated to the increased portion of the policy. The amount of premiums so allocated is based upon the ratio of SECGP for the increased portion of the stated amount divided by the SECGP for the entire policy (including the increased amount). A First Year Commission shall be paid to ONEQ as provided in Subsection (A) above on the amount of premium allocated to the increased portion of the policy and received during the first 12 months after the increase takes effect.

(F) DECREASES IN STATED AMOUNT AND CANCELLATION OF RIDERS. If the stated amount is decreased or if a rider is canceled within the first contract year of any Vari-Vest II, Vari-Vest IV or Vari-Vest V policy, the policy shall be treated as having been reissued and the MCP and SECGP shall be recalculated. Any First Year Commission previously paid on such policy or rider based upon the higher MCP or SECGP prior to recalculation shall be charged back against ONEQ.

(G) PLAN TYPE CHANGES. A change in plan type shall not affect compensation due hereunder.

(H) SUBSTANDARD RISKS. For substandard insurance risks, the per $1,000 portion of the factors shown in the MCP table for standard risks shall be multiplied by a factor which equals one plus 90% of any extra mortality multiple up to and including substandard table F. Any substandard rating greater than table F shall be treated as though it were table F for MCP purposes. Flat extra mortality charges will not increase the standard rate MCP factors.

Agreed to and accepted as of May 30, 1997.

OHIO NATIONAL LIFE ASSURANCE CORPORATION


By:  ____________________________________________________
         David B. O'Maley, Chairman, President and
         Chief Executive Officer


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


OHIO NATIONAL EQUITIES, INC.

By:_____________________________________________________
       John J. Palmer, President and
       Chief Executive Officer


















CmpSch2


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